Exhibit 99.1

NEWS RELEASE www.agcocorp.com
For Immediate Release
CONTACT:
Greg Peterson
Director, Investor Relations
(770) 232-8229
greg.peterson@agcocorp.com
AGCO APPOINTS TOM W. LASORDA TO BOARD OF DIRECTORS
LaSorda Brings Extensive Manufacturing and Operational Experience
DULUTH, GA — October 23, 2009— AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced the election of Tom W. LaSorda to its board of directors effective December 6, 2009.
     “Tom’s broad strategic and leadership experience will make him a valued board member,” said Martin Richenhagen, Chairman, President and CEO of AGCO Corporation. “Adding his experience to the wealth of skills and collective knowledge of our Board gives us every opportunity to capitalize on the opportunities facing our industry.”
     The distinguished career of Mr. LaSorda has spanned more than 32 years, and his leadership experience includes positions as Vice Chairman, President and Board Member of Chrysler Group and President, Chief Executive Officer and Board Member of DaimlerChrysler AG. He also served as Vice President, Quality, Reliability & Competitive Operations Implementation, for GM North America and gained international experience in his role as President of Opel Eisenach GmbH, Germany.
     Mr. LaSorda will replace David Momot who will be retiring from the AGCO Board of Directors effective December 6, 2009. “David played a major role in the growth and success of AGCO during his years of service on the Board. I want to thank him for the contributions he has made,” Mr. Richenhagen continued.
ABOUT AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements, and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,800 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2008, AGCO had net sales of $8.4 billion. Please visit our website at www.AGCOcorp.com.
• CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA
AGCO • CHALLENGER • FENDT • GLEANER • HESSTON • MASSEY FERGUSON • ROGATOR
SPRA-COUPE • SUNFLOWER • TERRAGATOR • VALTRA • WHITE PLANTERS